Exhibit 99.1
NEWS RELEASE
Atmel Announces $250 Million Stock
Repurchase Program
SAN JOSE, CA, August 27, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that its Board of Directors has approved a stock repurchase program under which the Company intends to repurchase up to $250 million of its common stock. The amount authorized would repurchase approximately 10% of outstanding shares based on the August 24, 2007 closing price of the Company’s common stock.
In connection with the stock repurchase program, the Company has entered into an accelerated stock repurchase confirmation with each of Morgan Stanley & Co. Incorporated and Credit Suisse, New York Branch to purchase an aggregate of $250 million of its common stock. The timing and actual number of shares repurchased will depend on a variety of factors including the market price of the Company’s common stock, regulatory and contractual requirements and other market factors.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel provides the electronics industry with complete system solutions focused on consumer, industrial, security, communications, computing and automotive markets.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about the Company’s accelerated share repurchase program. All forward-looking statements included in this
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the market price of the Company’s common stock, the terms of the accelerated share repurchase program and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K for the year ended December 31, 2006, filed on June 8, 2007, as amended on June 27, 2007, and our Form 10-Q for the quarter ended June 30, 2007, filed on August 9, 2007.
Contact: Robert Pursel, Director of Investor Relations, (408) 487-2677